Exhibit 10.5

GUILD MORTGAGE COMPANY’S

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of January 1, 2016 (“Effective Date”), between Guild Mortgage Company (“Company”) and Barry Horn (“Employee”) (collectively, the “Parties”).

WHEREAS, the Parties desire that Employee work in the employment of Company as the Executive Vice President of National Production of the Company’s retail branch offices; and

WHEREAS, the Parties desire to set forth their agreement with respect to such employment in this Agreement; this agreement supersedes and replaces any prior statement or agreement with respect to Employee’s employment and compensation;

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, the consideration for which receipt and sufficiency are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 – EMPLOYMENT DUTIES

1.1	Commencement. On the terms set forth herein, Company employs Employee, and Employee agrees to be employed by Company as provided for herein.

1.2	General Duties.

(a)

Employee shall assist Company in the management of and supervise the business operations of the Retail Branches. In this regard, Employee’s managerial functions (collectively “Managerial Duties”) shall include without limitation:

(i)	Supervising at least two (2) full time employees;

(ii)	Developing and maintaining an attitude of teamwork, establish a culture consistent with Company’s corporate mission statements, and ensuring employees abide by Company Policies (as defined below);

(iii)

Reviewing revenue, expenses, commission, and other financial worksheets and materials related to the activities in the Retail Production, remaining cognizant of their contents, modifying Retail Production efforts to keep results in line with expectations, and preparing and submitting periodic production projections and other reports in accordance with Company Policies and Company’s expectations;

(iv)

Developing and maintaining a network of relationships with existing and prospective clients, promoting the image and reputation of Company as creative, dynamic and competitive, expanding Company’s market share through the promotion of Company’s business and sales, and actively holding, and ensuring attendance by Retail Production employees, sales meetings, training seminars, and other events;

(v)

Approving a budget for the Retail Production branch offices and for the fiscal supervision thereof, as prepared by the Branch Managers, and subject to approval by the Company’s Chief Financial Officer;

(vi)	Assist Company’s management in the development of a successful group of branch offices in the Retail Production; and

(vii)	Assist and cooperate with Company in responding to investor inquiries related to loans originated in the Retail Production (e.g., documentation of deficiencies, repurchases, etc.).

(b)

Employee shall also perform any other or additional duties that are assigned by Company from time to time or that are contained in this Agreement or in the manuals, guidelines, memoranda, e-mails and other materials that set forth the Company’s policies and procedures (“Company Policies”).

(c)

Employee shall remain subject to the direction and oversight of the Company’s board of directors, CEO and President and shall report directly to Mary Ann McGarry, CEO and President (such person, as well as the Company’s board of directors, shall be referred to herein, collectively and individually, as the “Supervisory Personnel”.

1.3

Duty to Comply with Company Policies. Employee shall comply with all duties and requirements imposed on Employee, as a regional manager and employee, as set forth in the Company Policies, and shall cause all employees of Company who are assigned to work at the Retail Production branch offices (the “Production Employees”) to comply with the Company Policies. The Company Policies are effective as of the date of issuance, unless otherwise specified. Company may modify the Company Policies at any time in its sole discretion.

1.4

Duty of Loyalty. Employee shall devote appropriate time and attention to his/her activities for and on behalf of Company. Employee shall assist and work for only the Company and no other employer, lender, broker or other entity, and shall not engage in any way in any mortgage lending or brokering, loan processing or underwriting services, loan modification services, real estate sales or acquisition, closing, settlement or title-related services, credit repair, credit counseling, borrower assistance or other business or service of the same or similar nature. Additionally, Employee may not own an interest in any entity engaging in any such activities, other than a passive investment of less than one percent (1%), without the prior written consent of Company.

1.5

Regulatory Compliance. Employee is familiar with and shall comply, and cause the Production Employees to comply, with the Company Policies and all applicable federal, state and local laws, ordinances, rules, regulations, guidelines and other requirements pertaining to the mortgage banking industry, to the business of Company, and to the origination, processing, underwriting, closing, or funding of mortgages, or other activities of the Company, including but not limited to the Equal Credit Opportunity Act, Gramm-Leach-Billey Act, Truth in Lending Act, Real Estate Settlement Procedures Act, USA PATRIOT Act, Home Mortgage Disclosure Act, Federal Trade Commission Act, Telemarketing and Consumer Fraud and Abuse Prevention Act, Fair Credit Reporting Act, Fair Housing Act, Secure and Fair Enforcement for Mortgage Licensing Act of 2008 (the “SAFE Act”), Dodd-Frank Wall Street reform and Consumer Protection Act and all related regulations to the foregoing Acts, and all similar federal, state and local laws, rules, regulations and requirements, federal and state telemarketing and do-not-call laws, rules and regulations, and all applicable guidelines and requirements of the United States Department of Housing and Urban Development (“HUD”), Department of Veterans Affairs (“VA”), Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”), Federal National Mortgage Association (“FNMA” or “Fannie Mae”), Government National Mortgage Association (‘GNMA” or “Ginnie Mae”), United States Department of Agriculture (“USDA”) and all other applicable agencies, investors and insurers (altogether, the Company Policies and all such applicable laws, rules, regulations, guidelines and other requirements are referred to herein as the “Applicable Requirements”), in each case as amended from time to time. Employee agrees to develop and maintain his/her knowledge and understanding of all such Applicable Requirements. For purposes of emphasis, and without limitation of the foregoing, for the entire terms of this Agreement, Employee shall:

(a)	Not charge, nor allow any Production Employee to charge, any consumer any fees in excess of that permitted under Applicable Requirements;

(b)

Ensure compliance with all applicable (i) federal licensing and registration requirements, including without limitation those pursuant to the SAFE Act, (ii) state licensing and registration requirements of each state where Employee or any Production Employee engages in loan origination activities, and (iii) the registration and compliance requirements of the Nationwide Mortgage Licensing System Registry (“NMLSR”), for all Production Employees; and

(c)

Comply with the provisions of the final rule revising Regulation Z to add provisions on loan originator compensation and steering, published by Federal Reserve Board on September 24, 2010 (75 Fed. Reg. 58509), as it may be amended from time to time.

1.6	Certain Restrictions and Requirements.

(a)	Except as expressly provided herein, Employee will not, and shall have no authority to (and will not permit the Production Employees to):

(i)	Enter into, act on behalf of, or bind Company with respect to any contract, commitment or agreement, unless Employee has first been expressly authorized in writing by any of the Supervisory Personnel.

(ii)	Control the underwriting process.

(iii)	Close or arrange for the closing of any loan in the name of any person or entity other than Company, unless authorized in advance by any of the Supervisory Personnel.

(iv)

Use any name, trade name, trade mark, service mark or logo of Company or an affiliate of Company for advertising, marketing or other business purposes without the prior written approval of any of the Supervisory Personnel.

(v)

Incur any expenses or obligations on behalf of Company unless permitted in the Company Policies or unless any of the Supervisory Personnel provides its prior written approval. Employee shall promptly submit invoices and other supporting documentation for reimbursement of permitted expenses in accordance with the Company Policies.

(vi)	Undertake or implement any business development plans or activities, without the prior approval of any of the Supervisory Personnel.

(vii)

Use any forms or documents in connection with any application or origination of any loan, other than those forms and documents provided to the Branch by Company or otherwise approved by Company. If Employee or a Production Employee desires to use any form or document not provided by Company, Employee must first submit the item to Company for approval.

(viii)

Use any Company e-mail addresses or technology, other than for the performance of Employee’s and the Production Employees’ respective duties on behalf of Company. Notwithstanding the foregoing, Employee is permitted to make limited use of Company e-mail addresses and technology for purposes other than the performance of Employee’s duties on behalf of Company, provided such use is reasonable and in compliance with applicable federal, state and local law.

(b)

Employee shall cause all underwriting for the Retail Production’s branch offices shall be performed in accordance with the procedures and standards imposed by Company or provided in the Company Policies. All underwriters must be qualified and experienced underwriters, as determined by Company, and shall be under the supervision of and report to Company’s Corporate Underwriting Supervisor. Delegation of underwriting authority will be based on performance and at the sole discretion of any of the Supervisory Personnel.

(c)

Employee shall not cause the Company or any branch office of the Company to incur any expenses in the excess of $15,000 or outside the ordinary course of business without the prior written consent of any of the Supervisory Personnel.

1.7

Remittance of Funds. Employee shall cause fees, charges, funds, and other amounts received by Employee, by any Production Employee or by the Region’s branch offices to be remitted to the applicable office of Company in accordance with Company Policies.

1.8	Certain Employee Representations. Without limiting any obligations of Employee, Employee hereby represents and warrants to Company at all times during employment as follows:

(a)

Employee’s employment with Company will not violate or conflict with any obligations Employee owes to any individual or entity, including without limitation, obligations arising out of or relating to (i) any non-compete, non-disclosure, non-solicitation or confidentiality agreements or provisions, and (ii) any prior employer or employment.

(b)

Employee knows of no reason why Employee could not or should not accept an offer of employment from Company, or otherwise be employed by Company. Employee has not been subject to any investigation or sanction of any type, or denied any license or approval, by any federal, state or local government, quasi-government and private industry authority, including but not limited to any licensing authority.

1.9

Committing Rates and Pricing. Employee shall manage the Region and impose procedures necessary to ensure that loans are consistently locked in accordance with Company Policies and locked with Company’s secondary marketing department with the same program, rate and price that were committed to the customer.

1.10

Truthfulness. At all times during the term of this Agreement, Employee agrees not to withhold or misrepresent material facts with regard to an applicant’s income, assets, investments, debts, obligations, circumstances and information on the subject property. It is Employee’s obligation and responsibility to disclose any and all information regarding an applicant’s state of affairs that would customarily be taken into consideration in the evaluation of an applicant’s creditworthiness. At no time will Employee advise an applicant to provide, or assist an applicant in providing, inaccurate information in relation to a loan application.

1.11

Forwarding Notices. Within three (3) days of the receipt thereof, Employee shall forward to Company’s principal office, marked to the attention of Chief Compliance Officer, all notices received by Employee or any Production Employee related to any compliance, legal, regulatory matters, including but not limited to notices from any regulatory agencies, legal summons, garnishments, attachments, executions, noticed of intended legal or administrative action, and any other notices which may require a response by Company.

ARTICLE II – EMPLOYEES

2.1.

Production Employees. Company shall be entitled to conduct interviews and background checks on all Production Employees prior to their hire date by Company, in the same manner as Company might or could do in making any other employee hiring decision generally. All Production Employees will be hired as new employees of Company, and Company shall have no liability or responsibility for any obligation or liability related to any period of time prior to the time of such hiring. While Company will consider Employee recommendations regarding hiring, discipline and termination, all decisions to hire, terminate and discipline employees shall be made solely by Company and are solely within Company’s discretion. Employee shall, and shall cause Production Employees to, participate in training sessions as required by Company from time to time.

ARTICLE III – TERM AND TERMINATION

3.1

At-Will Employment. Notwithstanding anything to the contrary herein: (a) the Parties hereby agree and acknowledge that the employment relationship between them is wholly an “at-will” relationship, and neither Party shall have any obligation (whether arising by law, implication, custom or otherwise) to extend, maintain or continue Employee’s employment with Company; (b) Employee’s employment can be terminated at will, with or without cause, and with or without reason, at any time, upon notice; (c) no employee or representative of Company has the authority to modify this at will nature of the employment except for the President of Company, and any such modification must be in a specific written agreement signed by both Employee and Company by its President.

3.2

Termination upon Death or Disability. If employee dies while employed hereunder, Employee’s employment and Employee’s rights to compensation hereunder shall automatically terminate (without notice) at the close of business on the date on which death occurs. Company shall pay Employee any compensation earned by Employee as of the date of such termination in accordance with the normal payroll practices of Company or as otherwise required under applicable law.

3.3

Company Property. All loans initiated and handled by Employee while employed by Company, and all related information, shall at all times remain the sole and exclusive property of Company. Employee agrees to promptly return to Company immediately upon request, at any time, and upon termination of employment, all Company property, including office keys, access cards, any electronic communications equipment issued by the Company, documents, files, correspondence and notes, containing or relating to Confidential Materials (defined below), and including but not limited to information obtained from the customers and prospective customers contacted by Employee, and the loans handled by Employee, while employed by Company, without keeping any copies. Employee shall assist Company in securing all original loan files and copies thereof, as requested by Company.

ARTICLE IV – COMPENSATION AND BENEFITS

4.1.

Compensation. At all times during Employee’s employment, as full compensation, Company hereby agrees to pay Employee as set forth below and in the commission schedule attached hereto as Exhibit A. The Company at all times shall have the right to modify the applicable compensation formula on a prospective basis upon notice to Employee. Compensation shall be paid to Employee at such times and in a manner consistent with Company Policies as may be in effect from time to time.

4.2.	Benefits. While employed by Company, Employee shall be entitled to the rights and benefits under any employee benefit plans provided by Company to similarly situated employees.

4.3.

Compensation at End of Employment. Upon cessation of Employee’s employment, for any reason, Employee shall be paid any compensation earned up to and including the date employment ends. Except as otherwise expressly provided herein, or required by applicable law, Employee shall not be entitled to any further compensation, including (but not limited to) draws, benefits, fringe benefits, commissions, or bonuses, as applicable.

4.4.	Sole Compensation. Other than as provided for in this Article IV, Employee shall not be entitled to any other compensation or benefits.

ARTICLE V – MISCELLANEOUS PROVISIONS

5.1

Severability. The invalidity or unenforceability of any term or provision contained in this Agreement shall not void or impair the remaining provisions hereof, which shall remain in full force and effect as if such invalid or unenforceable provision had never been contained herein.

5.2

Modifications, Alterations and Amendments. Company reserves the right to modify, alter or amend this Agreement prospectively upon written notice to Employee. Such modifications shall not affect commissions earned but not paid. Employee’s continued employment after written notice of the modification, alteration or amendment shall constitute Employee’s acceptance of the modification, alteration or amendment. No modification, alteration or amendment of Employee’s at-will status is effective, however, unless it is in writing and signed by Employee and an officer of Company.

5.3

Further Assurances. Employee agrees to execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all such further documents that Company reasonably deems necessary or appropriate to carry out the terms and provisions of this Agreement.

5.4

No Waiver. No waiver by Company of any condition, or the breach of any term, covenant, representation or warranty contained herein, whether by conduct or otherwise, by Employee in any one or more instances shall be deemed or construed as a further or continuing waiver of any such term, condition, representation or warranty set forth in the Agreement. Any waiver must be in writing in order to be enforceable against Company.

5.5

Successors and Assigns . Company may assign its rights and duties hereunder provided that the assignee is the successor, by operation of law or otherwise, to the business of Company. Employee’s rights and obligations under this Agreement shall not be assignable absent Company’s prior written consent, which Company may withhold in its sole and absolute discretion.

5.6

Survival. Notwithstanding anything herein to the contrary, Section 1.7, 3.3, 4.3, and 4.4, and Article VI shall survive termination of this Agreement and/or termination or resignation of Employee’s employment with Company.

5.7

Notice. Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the other Party hereto at its address set forth below, or such other address as such Party may from time-to-time designate by written notice, given in accordance with the terms of this Section.

If to Company:

Guild Mortgage Company

5898 Copley Drive, 4th Floor

San Diego, CA 92111

If to Employee, to the address provided in connection with the signature line below or to the most current address on file in Company records.

Notice shall be deemed effective: (a) on the date hand delivered, (b) on the first business day following the sending thereof by overnight courier, and (c) on the fifth calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service, except for a notice of change of address, which shall be deemed effective only upon receipt.

5.8

Construction. In the event of an ambiguity or if a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.9	No Third-Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer upon or give rights to any person except as otherwise expressly provided herein.

5.10	Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed an original instrument.

5.11

Entire Agreement. This Agreement sets forth all the promises, covenants, agreements and conditions between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, expressed or implied, oral, written or otherwise, except as set forth herein.

5.12

Cooperation. At all times during and after separation of employment, the Parties hereto shall cooperate in effecting an orderly transition of the business contemplated by this Agreement to avoid any interruption in the handling of the business contemplated by this Agreement.

5.13

Consultation. Employee agrees and acknowledges that, prior to signing, Company has granted Employee sufficient time to review the Agreement, including allowing Employee (in Employee’s sole discretion) to take the Agreement home for further study and review. Employee further understands that the terms and conditions of this Agreement may be negotiated. Company has encouraged Employee to freely discuss the terms of this Agreement with others, including any lawyer of Employee’s choosing, prior to signing.

5.14

No Reliance. Employee is not resigning Employee’s employment or relocating a residence in reliance on any promise or representation by Company regarding any guaranteed length of employment or guaranteed compensation by Company.

5.15	Withholding. Employee acknowledges that all compensation earned under this Agreement shall be subject to applicable withholding and deductions.

5.16

Incorporation. The attachments identified in this Agreement constitute a part of this Agreement and are hereby expressly and specifically incorporated herein by reference in their entirety as if fully set forth in this Agreement. Employee is also required acknowledge and understand the terms described in Exhibit B to this Agreement entitled “Employee Confidentiality and Restrictive Covenant Agreement”.

IN WITNESS WHEREOF, the Parties hereto have caused their names to be hereunto subscribed, all as of the day and year first above written.

DocuSigned by:
Barry Horn	/s/ Barry Horn	6/21/2016
Employee Name	Employee Signature	Date

DocuSigned by:
Mary Ann McGarry	/s/ Mary Ann McGarry	5/4/2016
Manager Name	Manager Signature	Date

EXHIBIT A

EXECUTIVE EMPLOYEE COMPENSATION

Employee’s compensation shall be determined and calculated in accordance with this Exhibit A. Notwithstanding anything to the contrary herein, the timing of payments of compensation shall at all times be subject to Company’s Policies regarding payroll practices in effect from time to time, and Company may, in its sole and absolute discretion, change the commission amounts and formulas set forth in this Exhibit A, and the manner and schedule of payment, at any time, but no such change will affect any compensation already earned by Employee as of the date the change is announced.

I.	Base Salary. For each pay period, Employee shall earn compensation equal a Base Salary.

A.

Base Salary. “Base Salary” means $31,250.00 a month, but under no circumstances in an amount less than equal to the minimum amount per workweek required by applicable local, state and federal law, which is paid in accordance with applicable Company Policies.

II.

Volume Override. Employee is eligible to receive a Volume Override calculated on all retail production. All calculations shall be made by the Company and shall be final and binding, absent manifest error.

0.6 basis point on all In-House Loan closings

The Volume Override will be earned and paid out on the last payroll of the following month, in accordance with Company payroll practices in effect, as may be revised from time to time. For example, January override based on all In-House Loans closed in January will be considered earned and paid at the end of February. A Volume Override is not calculable until it is earned.

III.	Quarterly Bonus. Employee is eligible to receive a Quarterly Bonus per the Regional Contribution Report as prepared by the Company’s Finance Department.

0.95% of total Region Contribution less acquisition earn-out payments.

Regional Contribution is defined as the total of Region Income, Marketing Income and Operation Center Contributions minus Region Expense and the Corporate Costs.

The Quarterly Bonus calculation is based on the income and expense achieved for the calendar year and is calculated on a year-to-date cumulative basis. This bonus shall be paid in quarterly draws equal to 75% of the cumulative year- to-date bonus no later than 45 days following the end of the first (May 15), second (August 15), and third (October 15) quarters and a final payment no later than 90 days following the end of the year (March 31) in an amount that represents 100% of the actual Quarterly Bonus due and not previously paid. With regard to any partial year, Employee shall not be entitled to any compensation with respect to the period prior to the date of this Agreement or after the date it terminates.

See attached example of Executive Employee Compensation.

C.	Calculations. All calculations shall be made by the Company and shall be final and binding, absent manifest error.

IV.	Definitions:

A “Basis Point” is equal to one hundredth of one percentage point (0.01%) of the gross loan amount stated in the Note at settlement.

An “In-House Loan” is defined as a company closed and funded residential mortgage loan that is (a) closed and funded by Company in accordance with Applicable Requirements, in the period in which the Override Amount is calculated; and (b) not unfunded, cancelled or rescinded for any reason within five (5) days after settlement.

V.

Separation Payments. Because Volume Override is considered, among other things, a retention incentive, the employee must be employed through the entire calendar month to be eligible to earn a Volume Override. If the employee is eligible to earn a Monthly Override, it will be paid when earned as defined in this Exhibit A.

Because Quarterly Bonus is considered, among other things, a retention incentive, the employee must be employed through the entire calendar quarter to be eligible to earn a Quarterly Bonus. If the employee is eligible to earn a Quarterly Bonus, it will be paid when earned as defined in this Exhibit A.

VI.

Leaves of Absence. During unpaid leaves of absences of any nature, Employee will not be eligible to earn any Volume Override or Quarterly Bonus. However, any Volume Override or Quarterly Bonus earned prior to the start of the unpaid leave of absence will be paid in accordance with this Exhibit.

VII.

Periodic Reviews. Periodically, Company will evaluate the commission amounts paid to its employees based on factors such as loan performance, transaction volume, and current market conditions, and prospectively revise the compensation it agrees to pay to Employee. Company shall have the right, at its sole discretion, to modify this compensation schedule (Exhibit A), in whole or in part, at any time. In such event, Company shall issue and deliver to Employee a new Exhibit A which reflects such changes which shall, as of the effective date stated thereon, supersede and replace the prior Exhibit A.

This Exhibit A will apply to all loan closings occurring on or after January 1, 2016, until such time that the Agreement or this Exhibit A is modified.

DocuSigned by:
Barry Horn	/s/ Barry Horn	6/21/2016
Employee Name	Employee Signature	Date

DocuSigned by:
Mary Ann McGarry	/s/ Mary Ann McGarry	5/4/2016
Manager Name	Manager Signature	Date